PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
May 25, 2016

Contact:     Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2016 FIRST QUARTER RESULTS ABOVE GUIDANCE AND RAISES FULL YEAR NON-GAAP EPS GUIDANCE

•
Revenue increased 3% on a constant currency basis (increased 2% on a GAAP basis to $1.92 billion) compared to the prior year’s first quarter revenue of $1.88 billion. The Calvin Klein and Tommy Hilfiger businesses outperformed revenue expectations.

•
EPS was $1.50 on a non-GAAP basis, inclusive of a $0.50 per share negative impact compared to the prior year related to foreign currency exchange rates, exceeding previous guidance of $1.40 to $1.45. EPS growth on a non-GAAP and constant currency basis was 33% compared to the prior year’s first quarter.

•	EPS was $2.83 on a GAAP basis compared to $1.37 for the prior year’s first quarter.

•
Company raises full year 2016 EPS guidance to $6.45 to $6.55 on a non-GAAP basis, which includes a negative impact of $1.55 per share related to foreign currency exchange rates. Previous guidance was $6.30 to $6.50, which included a $1.60 per share negative impact related to foreign currency exchange rates. 2016 EPS growth on a non-GAAP and constant currency basis is expected to be 13% to 15%.

New York, New York - PVH Corp. [NYSE: PVH] reported 2016 first quarter results.

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are described below under the heading “Non-GAAP Exclusions.” Amounts stated on a constant currency basis are also non-GAAP. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented later in this release and identify and quantify all excluded items.

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “We are very pleased with our first quarter 2016 results, which exceeded our expectations despite the difficult retail environment experienced in the U.S market. Our Calvin Klein and Tommy Hilfiger businesses were the highlight, with significant strength demonstrated by our international businesses. Outperformance in Europe and China further demonstrated the power of our brands in key markets and their ability to post growth against a challenging macroeconomic environment.”

Mr. Chirico continued, “Looking ahead to the remainder of 2016, we are increasing our earnings guidance on a non-GAAP basis for the year, while continuing to take a prudent approach to planning our business, as foreign currency and global consumer spending remain unpredictable and the U.S. retail market is increasingly volatile and promotional. We remain focused on the strategic opportunities recently announced, including the acquisition of the 55% interest in our Tommy Hilfiger China joint venture that we did not previously own, the formation of a joint venture in Mexico for all of our brands and the licensing of our Tommy Hilfiger wholesale womenswear businesses in the U.S. and Canada to G-III.”

Mr. Chirico concluded, “With the evolving retail landscape and more globally aware consumers, execution and differentiation are critical to driving a successful business model. We believe PVH has been at the forefront of this rapidly changing environment and that our proven business model and best-in-class teams are well positioned to navigate through this uncertain environment, while delivering stockholder value.”

First Quarter Business Review:
Calvin Klein
Revenue in the Calvin Klein business for the quarter increased 13% on a constant currency basis (increased 11% on a GAAP basis) from $654 million in the prior year’s first quarter. Calvin Klein North America revenue increased 14% on a constant currency basis (increased 12% on a GAAP basis) compared to $339 million in the first quarter of 2015 primarily driven by growth of over 20% in the North America wholesale business due to strong performance in all businesses, particularly underwear. Revenue in the North America retail business grew modestly as square footage expansion in Company-operated stores was partially offset by a 4% comparable store sales decline driven by the continued weakness in traffic and consumer spending trends in Calvin Klein’s U.S. stores located in international tourist locations. Calvin Klein International revenue increased 13% on a constant currency basis (increased 9% on a GAAP basis) from $315 million in the prior year’s first quarter due principally to continued strong growth in Europe. The Asia business was negatively impacted by the timing of the Chinese New Year, as the first quarter of 2015 included the full Chinese New Year selling season, while the first quarter of 2016 included only part of the selling season. Calvin Klein International comparable store sales decreased 1%, as declines in Korea, Hong Kong and Brazil offset continued growth in Europe and China.

Earnings before interest and taxes for the quarter increased to $99 million on a non-GAAP basis, inclusive of a $16 million negative impact due to foreign currency exchange rates, as compared to $96 million on a non-GAAP basis in the prior year’s first quarter. Earnings on a constant currency basis increased 20% due principally to the revenue increase mentioned above, combined with continued gross margin improvement in Europe and Asia on a constant currency basis.

Earnings before interest and taxes for the quarter of $90 million on a GAAP basis was flat compared to the prior year’s first quarter, as the earnings increase described above on a non-GAAP basis and a reduction in Warnaco integration and restructuring costs compared to the prior year’s first quarter were offset by restructuring costs incurred in connection with the new global creative strategy for Calvin Klein announced in April 2016.

Tommy Hilfiger
Revenue in the Tommy Hilfiger business for the quarter increased 4% on a constant currency basis (increased 3% on a GAAP basis) from $767 million in the prior year’s first quarter. Tommy Hilfiger North America revenue decreased 5% on both a constant currency and a GAAP basis compared to $354 million in the first quarter of 2015, due principally to continued softness in the retail business. North America comparable store sales declined 10% compared to the prior year’s first quarter, driven by continued weakness in traffic and consumer spending trends in Tommy Hilfiger’s U.S. stores located in international tourist locations, which represent a significant portion of the business. An 11% increase on both a constant currency and a GAAP basis in Tommy Hilfiger International revenue from $413 million in the prior year’s first quarter, was driven by continued momentum across Europe, including an 8% increase in comparable store sales and strong wholesale growth in the region. Additionally, the Company’s acquisition of the 55% interest in TH Asia, Ltd. (“TH China”), its joint venture for Tommy Hilfiger in China, that it did not already own, closed in mid-April 2016 and contributed, in part, to the Tommy Hilfiger International revenue increase.

Earnings before interest and taxes for the quarter was $85 million on a non-GAAP basis, inclusive of a $26 million negative impact due to foreign currency exchange rates, compared to $92 million on a GAAP basis in the prior year’s first quarter. Earnings on a constant currency basis increased 20% driven by the Tommy Hilfiger International revenue increase noted above and gross margin improvement in Europe on a constant currency basis. Partially offsetting this increase was an earnings decline in North America, principally due to continued weak international tourist traffic and spending in Tommy Hilfiger’s U.S. stores and a deleveraging of expenses as compared to the prior year’s first quarter.

Earnings before interest and taxes for the quarter was $206 million on a GAAP basis compared to $92 million in the prior year’s first quarter. The increase was driven by the pre-tax noncash gain of $153 million recorded to write-up the Company’s equity investment in TH China to fair value in connection with the acquisition in April 2016. Partially offsetting this gain were the acquisition costs incurred during the first quarter of 2016, a portion of which was noncash and related to valuation adjustments and amortization of short-lived assets, and the decrease described above in non-GAAP earnings.

Heritage Brands
Revenue in the Heritage Brands business for the quarter decreased 12% from $458 million in the prior year’s first quarter, driven by the ongoing rationalization of the Heritage Brands business, including the exit from the Izod retail business (completed during the third quarter of 2015) and the discontinuation of several licensed product lines in the dress furnishings business, partially offset by a 12% increase in comparable store sales in the Van Heusen business.

Earnings before interest and taxes for the quarter was $33 million on a non-GAAP basis compared to $34 million in the prior year’s first quarter, as gross margin improvement in the ongoing businesses was more than offset by the overall revenue decline noted above, which resulted in a deleveraging of expenses as compared to the prior year’s first quarter.

Earnings before interest and taxes for the quarter of $30 million on a GAAP basis was flat compared to the prior year’s first quarter, as a decrease of costs incurred in connection with the Warnaco integration and restructuring and the exit from the Izod retail business compared to the prior year’s first quarter was offset by the costs incurred in connection with the discontinuation of licensed product lines in the Heritage Brands dress furnishings business.

First Quarter Consolidated Earnings:
Earnings before interest and taxes for the first quarter increased 18% on a non-GAAP and constant currency basis (decreased 4% including foreign currency exchange rate impacts) from $196 million in the prior year’s first quarter. Earnings before interest and taxes increased to $295 million on a GAAP basis compared to $177 million in the prior year’s first quarter, driven primarily by the net pre-tax gain recorded in connection with the TH China acquisition.

Net interest expense decreased to $29 million from $30 million in the prior year’s first quarter.

Inventory increased 9% over the prior year’s first quarter, including the inventory acquired as part of the TH China acquisition. The increase was principally driven by the planned investment in core replenishment inventory for the global underwear business.

Stock Repurchase Program:
The Company repurchased during the first quarter of 2016 approximately 0.6 million shares of its common stock for $51 million (approximately 1.9 million shares for $177 million since inception) under the $500 million three-year stock repurchase program authorized by the Board of Directors in June 2015. Stock repurchases under this program may be made from time to time over the period through open market purchases, accelerated share repurchase programs, privately negotiated transactions or other methods, as the Company deems appropriate. Purchases are made based on a variety of factors, such as price, corporate requirements and overall market conditions, applicable legal requirements and limitations, restrictions under the Company’s debt arrangements, trading restrictions under the Company’s insider trading policy and other relevant factors. The stock repurchase program may be modified, including to increase or decrease the repurchase limitation or extend, suspend, or terminate the program, at any time, without prior notice.

2016 Guidance:
The Company currently expects its full year 2016 earnings per share results will be negatively impacted compared to 2015 by approximately $1.55 per share attributable to foreign currency exchange rates due to the stronger U.S. dollar against other currencies in which the Company transacts significant levels of business. Approximately 90% of the $1.55 per share negative impact is expected to be on a transactional basis and approximately 10% is expected to be due to currency translation. The negative impact on a transactional basis is primarily due to our international businesses purchasing inventory in U.S. dollars, as the increased local currency value of inventory results in higher cost of goods in local currency when the goods are sold. The negative translation impact is attributable to the earnings generated in foreign markets, which will translate into fewer U.S. dollars.

The 2016 guidance reflects the Company’s acquisition of the 55% interest in TH China that it did not already own, which closed in mid-April 2016. The acquisition is expected to add approximately $120 million of revenue and be slightly accretive to 2016 earnings per share on a non-GAAP basis. The 2016 guidance also assumes a revenue reduction of approximately $55 million in conjunction with the proposed transaction announced in May 2016 to form a joint venture in Mexico, to which the Company would contribute its wholly owned subsidiary that operates and manages its Calvin Klein and Heritage Brands businesses in Mexico. The Company expects this transaction to close early in the third quarter of 2016 and to be neutral to 2016 earnings per share on a non-GAAP basis.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Full Year Guidance
The Company currently projects that 2016 earnings per share will be in a range of $6.45 to $6.55 on a non-GAAP basis, which includes approximately $1.55 per share negative impact related to foreign currency exchange rates, as described above. Excluding this negative impact, earnings per share on a non-GAAP basis is expected to increase 13% to 15% compared to earnings per share of $7.05 on a non-GAAP basis in 2015.

Revenue in 2016 is currently projected to increase approximately 2% on both a constant currency and a GAAP basis as compared to 2015. This guidance reflects that the proposed joint venture for Mexico is expected to close early in the third quarter of 2016. As such, the Company expects a revenue reduction of approximately $55 million compared to previous guidance, which will impact the second half of the year, primarily in the Calvin Klein business. It is currently projected that revenue for the Calvin Klein business will increase approximately 5% on a constant currency basis (increase approximately 4% on a GAAP basis). Revenue for the Tommy Hilfiger business is currently projected to increase approximately 5% on a constant currency basis (increase approximately 4% on a GAAP basis). Revenue for the Heritage Brands business is currently projected to decrease approximately 8% on a GAAP basis principally due to the continued rationalization of the business, including the loss of revenue from the Izod retail business and from several licensed product lines in the dress furnishings business that were discontinued in 2015 or will be discontinued in 2016.

Net interest expense in 2016 is expected to be in a range of $117 million to $120 million compared to $113 million in 2015, primarily due to the negative impact of the interest rate swap that commenced in February 2016 to convert a portion of the Company’s variable rate debt under its term loans to fixed rate debt, partially offset by the effect of the amendment of t he Company’s credit facility in the second quarter of 2016. The Company currently estimates that the 2016 effective tax rate will be approximately 20%.

The Company currently expects to generate approximately $500 million of free cash flow in 2016. The Company used a portion of this free cash flow and existing cash on hand to fund the acquisition of the 55% interest that it did not already own in TH China and expects to use the remaining free cash flow to make similar levels of debt repayments and stock repurchases as in 2015.

The Company’s 2016 earnings per share estimate on a non-GAAP basis excludes approximately $30 million of pre-tax costs expected to be incurred in connection with the Warnaco integration and related restructuring, the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business, the licensing to G-III Apparel Group, Ltd. of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada, which will result in the discontinuation of the Company’s directly operated Tommy Hilfiger North America womenswear wholesale business in the fourth quarter of 2016 and the restructuring associated with the new global creative strategy for Calvin Klein announced in April 2016, and approximately $15 million of pre-tax costs expected to be incurred in connection with the amendment of the Company’s credit facility in the second quarter of 2016. Also excluded is a net pre-tax gain of approximately $65 million in connection with the TH China acquisition, primarily related to the noncash gain recorded to write-up the Company’s equity investment in TH China to fair value, partially offset by acquisition costs, primarily consisting of noncash valuation adjustments and amortization of short-lived assets.

Second Quarter Guidance
The Company currently expects its second quarter 2016 earnings per share results will be negatively impacted compared to the second quarter of 2015 by approximately $0.45 per share attributable to foreign currency exchange rates due to the stronger U.S. dollar against other currencies in which the Company transacts significant levels of business.

Second quarter 2016 earnings per share is currently projected to be in a range of $1.25 to $1.30 on a non-GAAP basis, which includes approximately $0.45 per share negative impact related to foreign currency exchange rates, as described above. Earnings per share is expected to increase 24% to 28% on a non-GAAP basis compared to earnings per share of $1.37 on a non-GAAP basis in the second quarter of 2015, excluding this negative impact.

Revenue in the second quarter of 2016 is currently projected to increase approximately 5% on a constant currency basis (increase approximately 4% on a GAAP basis) compared to the second quarter of 2015. Revenue for the Calvin Klein business in the second quarter is currently projected to increase approximately 13% on a constant currency basis (increase approximately 11% on a GAAP basis). Revenue for the Tommy Hilfiger business in the second quarter is currently projected to increase approximately 7% on a constant currency basis (increase approximately 6% on a GAAP basis). Revenue for the Heritage Brands business in the second quarter is currently projected to decrease approximately 12% on a GAAP basis, principally due to the continued rationalization of the business, as discussed earlier in this release.

The Company currently projects that second quarter 2016 net interest expense will be in a range of $26 million to $28 million. The Company currently estimates that the second quarter effective tax rate will be in a range of 24% to 25%.

The Company’s second quarter earnings per share estimate on a non-GAAP basis excludes approximately $5 million of pre-tax costs expected to be incurred in connection with the Warnaco integration and related restructuring, the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business and the licensing to G-III of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada, and approximately $15 million of pre-tax costs expected to be incurred in connection with the amendment of the Company’s credit facility. Also excluded are approximately $20 million of pre-tax costs expected to be incurred in connection with the acquisition of TH China, primarily consisting of noncash amortization of short-lived assets.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•
Pre-tax costs of approximately $15 million expected to be incurred in 2016 in connection with the integration of Warnaco and the related restructuring, of which $7 million was incurred in the first quarter and approximately $3 million is expected to be incurred in the second quarter.

•
Pre-tax costs of approximately $4 million expected to be incurred in 2016 related to the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business, of which $3 million was incurred in the first quarter and approximately $1 million is expected to be incurred in the second quarter.

•
Pre-tax costs of approximately $5 million expected to be incurred in 2016 in connection with the licensing to G-III of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada, of which $1 million was incurred in the first quarter and approximately $1 million is expected to be incurred in the second quarter.

•	Pre-tax costs of $6 million incurred in the first quarter of 2016 in connection with the restructuring associated with the new global creative strategy for Calvin Klein announced in April 2016.

•
Pre-tax noncash gain of $153 million recorded in the first quarter of 2016 to write-up the Company’s equity investment in TH China to fair value in connection with the acquisition of the 55% interest that it did not already own, which was completed in mid-April 2016. Partially offsetting the pre-tax gain are pre-tax costs of approximately $88 million expected to be incurred in 2016, which primarily consist of noncash charges related to valuation adjustments and amortization of short-lived assets. Of these pre-tax costs, $30 million was incurred in the first quarter and approximately $20 million is expected to be incurred in the second quarter.

•	Pre-tax costs of approximately $15 million expected to be incurred in the second quarter of 2016 in connection with the amendment of the Company’s credit facility.

•	Discrete tax benefits of $6 million recorded in the first quarter of 2016 related to the resolution of uncertain tax positions.

•
Pre-tax costs of $73 million incurred in 2015 in connection with the integration of Warnaco and the related restructuring, of which $19 million was incurred in the first quarter, $13 million was incurred in the second quarter, $19 million was incurred in the third quarter and $23 million was incurred in the fourth quarter.

•
Pre-tax costs of $17 million incurred in 2015 principally related to the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business, of which $3 million was incurred in the second quarter, $13 million was incurred in the third quarter and less than $1 million was incurred in the fourth quarter.

•
Pre-tax costs of $10 million incurred in 2015 related to the operation of and exit from the Izod retail business, of which $1 million was incurred in the first quarter, $6 million was incurred in the second quarter, $3 million was incurred in the third quarter and $1 million was incurred in the fourth quarter.

•	Pre-tax costs of $3 million incurred in the fourth quarter of 2015 in connection with the licensing to G-III of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada.

•	A pre-tax gain of $2 million recorded in the second quarter of 2015 on the Company’s equity investment in Kingdom Holding 1 B.V., the parent company of the Karl Lagerfeld brand.

•	A pre-tax gain of $20 million recorded in the fourth quarter of 2015 related to recognized actuarial gains on retirement plans.

•
Discrete tax benefits of $35 million recorded in 2015 primarily related to the resolution of uncertain tax positions and the impact of recently enacted tax law and tax rate changes on deferred taxes, of which $2 million was recorded in the first quarter, $1 million was recorded in the second quarter, $19 million was recorded in the third quarter and $13 million was recorded in the fourth quarter.

•
Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

As a supplement to the Company’s reported operating results, the Company presents constant currency financial information, which is non-GAAP. The Company presents results in this manner because it is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles in the U.S. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues and profit. Additionally, the Company’s international businesses often purchase inventory in U.S. dollars and, as the U.S. dollar strengthens, the increased local currency value of inventory results in higher cost of goods in local currency when the goods are sold. Exchange rate fluctuations can have a significant effect on reported operating results. The Company believes presenting constant currency information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.

Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly described measures reported by other companies.

Please see Tables 1 through 7 and the sections entitled “Reconciliations of 2016 Constant Currency Amounts” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its first quarter earnings release is scheduled for Thursday, May 26, 2016 at 9:00 a.m. EDT. Please log on to the Company’s web site at www.pvh.com and go to the Events page included in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.pvh.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode 9544157. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged, and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from acquisitions; (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (vii) acquisitions and issues arising with acquisitions and proposed transactions, including, without limitation, the ability to integrate an acquired entity or business into the Company with no substantial adverse effect on the acquired entity’s, the acquired business’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (ix) the Company’s results could be adversely affected by the strengthening of the U.S. dollar against major foreign currencies; and (x) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In millions, except per share data)

	Quarter Ended
	5/1/16	5/3/15

Net sales	$1,817.7	$1,785.1
Royalty revenue	77.1	74.2
Advertising and other revenue	23.0	20.0
Total revenue	$1,917.8	$1,879.3

Gross profit on net sales	$906.8	$891.4
Gross profit on royalty, advertising and other revenue	100.1	94.2
Total gross profit	1,006.9	985.6

Selling, general and administrative expenses	865.2	814.9

Gain to write-up equity investment in joint venture to fair market value	153.1

Equity in net (loss) income of unconsolidated affiliates	(0.2)	6.1

Earnings before interest and taxes	294.6	176.8

Interest expense, net	29.0	29.8

Pre-tax income	265.6	147.0

Income tax expense	34.0	32.9

Net income	$231.6	$114.1

Diluted net income per common share(1)	$2.83	$1.37

	Quarter Ended
	5/1/16	5/3/15

Depreciation and amortization expense	$70.6	$61.0

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures
(In millions, except per share data)

The Company believes presenting its results for the quarters ended May 1, 2016 and May 3, 2015 excluding (i) the costs incurred in those quarters in connection with its integration of The Warnaco Group, Inc. (“Warnaco”) and the related restructuring; (ii) the costs incurred in the first quarter of 2016 in connection with the discontinuation of several licensed product lines in its Heritage Brands dress furnishings business; (iii) the costs incurred in the first quarter of 2016 in connection with the licensing to G-III Apparel Group, Ltd. (“G-III”) of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada, which will result in the discontinuation of the Company’s directly operated Tommy Hilfiger North America womenswear wholesale business in the fourth quarter of 2016; (iv) the costs incurred in the first quarter of 2016 in connection with the restructuring associated with the new global creative strategy for Calvin Klein; (v) the noncash gain recorded in the first quarter of 2016 to write-up its equity investment in TH Asia, Ltd. (“TH China”), its joint venture for Tommy Hilfiger in China, to fair value in connection with the acquisition of the 55% interest that it did not already own, which was completed in April 2016 (the “TH China acquisition”); (vi) the one-time costs recorded in the first quarter of 2016 on its equity investment in TH China prior to the TH China acquisition closing; (vii) the costs incurred in the first quarter of 2016 in connection with the TH China acquisition, a portion of which were noncash charges related to valuation adjustments and amortization of short-lived assets; (viii) the costs incurred in the first quarter of 2015 in connection with the operation of and exit from its Izod retail business; (ix) the tax effects associated with the foregoing items; and (x) the tax benefits recorded in those quarters associated with non-recurring discrete items related to the resolution of uncertain tax positions, which are on a non-GAAP basis for each year, provides useful information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding certain of the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The non-GAAP information presented may not be comparable to similarly titled measures reported by other companies.

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 7 for reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended
	5/1/16	5/3/15

Non-GAAP Measures
Total gross profit(1)	$1,008.0	$970.6
Selling, general and administrative expenses(2)	825.2	780.6
Equity in net income of unconsolidated affiliates(3)	5.7
Earnings before interest and taxes(4)	188.5	196.1
Income tax expense(5)	36.7	41.6
Net income(6)	122.8	124.7
Diluted net income per common share(7)	$1.50	$1.50

Depreciation and amortization expense(8)	$65.2	$59.5

(1) Please see Table 3 for reconciliations of GAAP gross profit to gross profit on a non-GAAP basis.
(2) Please see Table 4 for reconciliations of GAAP selling, general and administrative expenses (“SG&A”) to SG&A on a non-GAAP basis.
(3) Please see Table 5 for reconciliation of GAAP equity in net (loss) of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis.
(4) Please see Table 2 for reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis.
(5)    Please see Table 6 for reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(6) Please see Table 1 for reconciliations of GAAP net income to net income on a non-GAAP basis.
(7) Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.
(8) Please see Table 7 for reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net income to net income on a non-GAAP basis

	Quarter Ended
	5/1/16	5/3/15

Net income	$231.6	$114.1

Diluted net income per common share(1)	$2.83	$1.37

Items excluded:

Gross profit charges associated with the TH China acquisition (short-lived noncash inventory valuation adjustments)	1.1

Gross profit associated with the operation of and exit from the Izod retail business		(15.0)

SG&A expenses associated with the integration of Warnaco and related restructuring	7.5	18.8

SG&A expenses associated with the operation of and exit from the Izod retail business		15.5

SG&A expenses associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business	2.6

SG&A expenses associated with the licensing to G-III of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada	1.3

SG&A expenses associated with the new global creative strategy for Calvin Klein and related restructuring	5.5

SG&A expenses associated with the TH China acquisition (principally short-lived valuation adjustments)	23.1

Gain to write-up the Company’s equity investment in TH China to fair value	(153.1)

One-time expenses recorded on the Company’s equity investment in TH China (recorded in equity in net (loss) income of unconsolidated affiliates)	5.9

Tax effects of the above items(2)	3.1	(6.4)

Discrete tax benefits related to the resolution of uncertain tax positions	(5.8)	(2.3)

Net income on a non-GAAP basis	$122.8	$124.7

Diluted net income per common share on a non-GAAP basis(1)	$1.50	$1.50

(1)   Please see Note A in the Notes to the Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 6 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 2 - Reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter Ended
	5/1/16	5/3/15

Earnings before interest and taxes	$294.6	$176.8

Items excluded:

Gross profit charges associated with the TH China acquisition (short-lived noncash inventory valuation adjustments)	1.1

Gross profit associated with the operation of and exit from the Izod retail business		(15.0)

SG&A expenses associated with the integration of Warnaco and related restructuring	7.5	18.8

SG&A expenses associated with the operation of and exit from the Izod retail business		15.5

SG&A expenses associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business	2.6

SG&A expenses associated with the licensing to G-III of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada	1.3

SG&A expenses associated with the new global creative strategy for Calvin Klein and related restructuring	5.5

SG&A expenses associated with the TH China acquisition (principally short-lived valuation adjustments)	23.1

Gain to write-up the Company’s equity investment in TH China to fair value	(153.1)

One-time expenses recorded on the Company’s equity investment in TH China (recorded in equity in net (loss) income of unconsolidated affiliates)	5.9

Earnings before interest and taxes on a non-GAAP basis	$188.5	$196.1

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 3 - Reconciliations of GAAP gross profit to gross profit on a non-GAAP basis

	Quarter Ended
	5/1/16	5/3/15

Gross profit	$1,006.9	$985.6

Items excluded:

Gross profit charges associated with the TH China acquisition (short-lived noncash inventory valuation adjustments)	1.1

Gross profit associated with the operation of and exit from the Izod retail business		(15.0)

Gross profit on a non-GAAP basis	$1,008.0	$970.6

Table 4 - Reconciliations of GAAP SG&A to SG&A on a non-GAAP basis

	Quarter Ended
	5/1/16	5/3/15

SG&A	$865.2	$814.9

Items excluded:

SG&A expenses associated with the integration of Warnaco and related restructuring	(7.5)	(18.8)

SG&A expenses associated with the operation of and exit from the Izod retail business		(15.5)

SG&A expenses associated with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business	(2.6)

SG&A expenses associated with the licensing to G-III of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada	(1.3)

SG&A expenses associated with the new global creative strategy for Calvin Klein and related restructuring	(5.5)

SG&A expenses associated with the TH China acquisition (principally short-lived valuation adjustments)	(23.1)

SG&A on a non-GAAP basis	$825.2	$780.6

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 5 - Reconciliation of GAAP equity in net (loss) of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis

Quarter Ended
5/1/16

Equity in net (loss) of unconsolidated affiliates	$(0.2)

Items excluded:

One-time expenses recorded on the Company’s equity investment in TH China	5.9

Equity in net income of unconsolidated affiliates on a non-GAAP basis	$5.7

Table 6 - Reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis

	Quarter Ended
	5/1/16	5/3/15

Income tax expense	$34.0	$32.9

Items excluded:

Tax effects of pre-tax items identified as non-GAAP exclusions (1)	(3.1)	6.4

Discrete tax benefits related to the resolution of uncertain tax positions	5.8	2.3

Income tax expense on a non-GAAP basis	$36.7	$41.6

(1) The estimated tax effects of the Company’s non-GAAP exclusions are based on the Company’s assessment of taxability and deductibility. In making this assessment, the Company evaluated each pre-tax item that it has identified as a non-GAAP exclusion to determine if such item is taxable or tax deductible and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were assumed to be either primarily taxable or tax deductible, with the tax effects taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effects.

Table 7 - Reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis

	Quarter Ended
	5/1/16	5/3/15

Depreciation and amortization expense	$70.6	$61.0

Items excluded:

Depreciation and amortization associated with the TH China acquisition (principally valuation amortization of short-lived assets recorded in SG&A)	(3.7)

Depreciation and amortization associated with licensing to G-III the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada	(1.3)

Depreciation and amortization associated with the integration of Warnaco and related restructuring	(0.4)	(1.5)

Depreciation and amortization expense on a non-GAAP basis	$65.2	$59.5

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In millions, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended				Quarter Ended
	5/1/16				5/3/15
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income	$231.6	$108.8		$122.8	$114.1	$(10.6)		$124.7

Weighted average common shares	81.3			81.3	82.6			82.6
Weighted average dilutive securities	0.6			0.6	0.8			0.8
Total shares	81.9			81.9	83.4			83.4

Diluted net income per common share	$2.83			$1.50	$1.37			$1.50

(1)
Represents the impact on net income in the quarter ended May 1, 2016 from the elimination of (i) the costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iii) the costs incurred in connection with the licensing to G-III of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada; (iv) the costs incurred in connection with the restructuring associated with the new global creative strategy for Calvin Klein; (v) the noncash gain recorded to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition; (vi) the one-time costs recorded on the Company’s equity investment in TH China prior to the TH China acquisition closing; (vii) the costs incurred in connection with the TH China acquisition, a portion of which were noncash charges related to valuation adjustments and amortization of short-lived assets; (viii) the tax effects associated with the foregoing items; and (ix) the tax benefits associated with non-recurring discrete items related to the resolution of uncertain tax positions. Please see Table 1 for a reconciliation of GAAP net income to net income on a non-GAAP basis.

(2) Represents the impact on net income in the quarter ended May 3, 2015 from the elimination of (i) the costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the operation of and exit from the Izod retail business; (iii) the tax effects associated with the foregoing items; and (iv) the tax benefits associated with non-recurring discrete items related to the resolution of uncertain tax positions. Please see Table 1 for a reconciliation of GAAP net income to net income on a non-GAAP basis.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	5/1/16	5/3/15
ASSETS
Current Assets:
Cash and Cash Equivalents	$365.1	$419.3
Receivables	684.3	765.4
Inventories	1,281.4	1,173.3
Other Current Assets	197.4	265.3
Total Current Assets	2,528.2	2,623.3
Property, Plant and Equipment	749.9	720.9
Goodwill and Other Intangible Assets	7,381.0	7,018.6
Other Assets	226.0	286.9
	$10,885.1	$10,649.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,227.2	$1,117.0
Short-Term Borrowings	41.0	10.6
Current Portion of Long-Term Debt	126.7	99.3
Other Liabilities	1,636.3	1,615.5
Long-Term Debt	2,991.6	3,362.8
Stockholders’ Equity	4,862.3	4,444.5
	$10,885.1	$10,649.7

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	5/1/16	5/3/15

Calvin Klein North America
Net sales	$338.8	$299.3
Royalty revenue	30.3	29.7
Advertising and other revenue	11.5	9.8
Total	380.6	338.8

Calvin Klein International
Net sales	316.3	291.6
Royalty revenue	18.6	17.7
Advertising and other revenue	7.2	5.8
Total	342.1	315.1

Total Calvin Klein
Net sales	655.1	590.9
Royalty revenue	48.9	47.4
Advertising and other revenue	18.7	15.6
Total	722.7	653.9

Tommy Hilfiger North America
Net sales	321.1	341.5
Royalty revenue	11.0	9.6
Advertising and other revenue	2.5	2.8
Total	334.6	353.9

Tommy Hilfiger International
Net sales	444.6	400.2
Royalty revenue	11.6	12.1
Advertising and other revenue	1.0	0.9
Total	457.2	413.2

Total Tommy Hilfiger
Net sales	765.7	741.7
Royalty revenue	22.6	21.7
Advertising and other revenue	3.5	3.7
Total	791.8	767.1

Heritage Brands Wholesale
Net sales	339.2	367.5
Royalty revenue	5.0	4.6
Advertising and other revenue	0.7	0.6
Total	344.9	372.7

Heritage Brands Retail
Net sales	57.7	85.0
Royalty revenue	0.6	0.5
Advertising and other revenue	0.1	0.1
Total	58.4	85.6

Total Heritage Brands
Net sales	396.9	452.5
Royalty revenue	5.6	5.1
Advertising and other revenue	0.8	0.7
Total	403.3	458.3

Total Revenue
Net sales	1,817.7	1,785.1
Royalty revenue	77.1	74.2
Advertising and other revenue	23.0	20.0
Total	$1,917.8	$1,879.3

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	5/1/16			5/3/15
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$38.1	$(2.9)	$41.0	$40.4	$(2.1)	$42.5

Calvin Klein International	52.2	(5.4)	57.6	49.3	(3.9)	53.2

Total Calvin Klein	90.3	(8.3)	98.6	89.7	(6.0)	95.7

Tommy Hilfiger North America	23.0	(1.3)	24.3	30.3		30.3

Tommy Hilfiger International	183.3	123.0	60.3	61.8		61.8

Total Tommy Hilfiger	206.3	121.7	84.6	92.1		92.1

Heritage Brands Wholesale	27.9	(3.0)	30.9	30.3	(3.6)	33.9

Heritage Brands Retail	2.1		2.1	(0.1)	(0.5)	0.4

Total Heritage Brands	30.0	(3.0)	33.0	30.2	(4.1)	34.3

Corporate	(32.0)	(4.3)	(27.7)	(35.2)	(9.2)	(26.0)

Total earnings before interest and taxes	$294.6	$106.1	$188.5	$176.8	$(19.3)	$196.1

(1)
Adjustments for the quarter ended May 1, 2016 represent the elimination of (i) the costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iii) the costs incurred in connection with the licensing to G-III of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada; (iv) the costs incurred in connection with the restructuring associated with the new global creative strategy for Calvin Klein; (v) the noncash gain recorded to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition; (vi) the one-time costs recorded on the Company’s equity investment in TH China prior to the TH China acquisition closing; and (vii) the costs incurred in connection with the TH China acquisition, a portion of which were noncash charges related to valuation adjustments and amortization of short-lived assets.

(2)
Adjustments for the quarter ended May 3, 2015 represent the elimination of (i) the costs incurred in connection with the integration of Warnaco and the related restructuring; and (ii) the costs incurred in connection with the operation of and exit from the Izod retail business.

PVH CORP.
Reconciliations of 2016 Constant Currency Amounts
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency financial information, which is non-GAAP. The Company presents results in this manner because it is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles in the U.S. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues and profit. Additionally, the Company’s international businesses often purchase inventory in U.S. dollars and, as the U.S. dollar strengthens, the increased local currency value of inventory results in higher cost of goods in local currency when the goods are sold. Exchange rate fluctuations can have a significant effect on reported operating results. The Company believes presenting constant currency information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

	Revenue as Reported		% Change
	Quarter Ended		As Reported	Impact of Foreign Exchange	Constant Currency
	5/1/16	5/3/15

Calvin Klein North America	$380.6	$338.8	12.3%	(1.6)%	13.9%
Calvin Klein International	342.1	315.1	8.6%	(4.3)%	12.9%
Total Calvin Klein	722.7	653.9	10.5%	(2.9)%	13.4%

Tommy Hilfiger North America	$334.6	$353.9	(5.4)%	(0.7)%	(4.7)%
Tommy Hilfiger International	457.2	413.2	10.6%	(0.6)%	11.2%
Total Tommy Hilfiger	791.8	767.1	3.2%	(0.7)%	3.9%

Total Revenue	$1,917.8	$1,879.3	2.0%	(1.4)%	3.4%

	Total Calvin Klein Earnings Before Interest and Taxes
	As Reported	Adjustments (1)	Non-GAAP Basis	Impact of Foreign Exchange	Constant Currency

Quarter Ended 5/1/16	$90.3	$(8.3)	$98.6	$(16.3)	$114.9
Quarter Ended 5/3/15	89.7	(6.0)	95.7	—	95.7
% Change			3.0%		20.1%

	Total Tommy Hilfiger Earnings Before Interest and Taxes
	As Reported	Adjustments (1)	Non-GAAP Basis	Impact of Foreign Exchange	Constant Currency

Quarter Ended 5/1/16	$206.3	$121.7	$84.6	$(25.8)	$110.4
Quarter Ended 5/3/15	92.1	—	92.1	—	92.1
% Change			(8.1)%		19.9%

PVH CORP.
Reconciliations of 2016 Constant Currency Amounts (continued)
(In millions)

	Total Earnings Before Interest and Taxes
	As Reported	Adjustments (1)	Non-GAAP Basis	Impact of Foreign Exchange	Constant Currency

Quarter Ended 5/1/16	$294.6	$106.1	$188.5	$(43.3)	$231.8
Quarter Ended 5/3/15	176.8	(19.3)	196.1	—	196.1
% Change			(3.9)%		18.2%

(1)
Represents the impact from the elimination of i) the costs incurred in the quarters ended May 1, 2016 and May 3, 2015 in connection with the integration of Warnaco and the related restructuring; (ii) the costs incurred in the quarter ended May 1, 2016 in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iii) the costs incurred in the quarter ended May 1, 2016 in connection with the licensing to G-III of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada; (iv) the costs incurred in the quarter ended May 1, 2016 in connection with the restructuring associated with the new global creative strategy for Calvin Klein; (v) the noncash gain recorded in the quarter ended May 1, 2016 to write-up the Company’s equity investment in TH China to fair value in connection with the TH China acquisition; (vi) the one-time costs recorded in the quarter ended May 1, 2016 on the Company’s equity investment in TH China prior to the TH China acquisition closing; (vii) the costs incurred in the quarter ended May 1, 2016 in connection with the TH China acquisition, a portion of which were noncash charges related to valuation adjustments and amortization of short-lived assets; and (viii) the costs incurred in the quarter ended May 3, 2015 in connection with the operation of and exit from the Izod retail business. Please see Table 2 in the section entitled “Reconciliations of GAAP to Non-GAAP Amounts” for more detail.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its 2016 estimated results excluding (a) the costs expected to be incurred in connection with its integration of Warnaco and the related restructuring; (b) the costs expected to be incurred in connection with the discontinuation of several licensed product lines in its Heritage Brands dress furnishings business; (c) the costs expected to be incurred in connection with the licensing to G-III of its Tommy Hilfiger womenswear wholesale business in the U.S. and Canada, which will result in the discontinuation of the Company’s directly operated Tommy Hilfiger North America womenswear wholesale business in the fourth quarter of 2016; (d) the costs incurred in connection with the restructuring associated with the new global creative strategy for Calvin Klein; (e) the noncash gain recorded to write-up its equity investment in TH China in connection with the TH China acquisition; (f) the one-time costs recorded on its equity investment in TH China prior to the TH China acquisition closing; (g) the costs expected to be incurred in connection with the TH China acquisition, which primarily consist of noncash charges related to valuation adjustments and amortization of short-lived assets; (h) the costs expected to be incurred in connection with the amendment of its credit facility; (i) the estimated tax effects associated with these costs; and (j) the tax benefits associated with non-recurring discrete items related to the resolution of uncertain tax positions. The 2016 estimated results are on a non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding certain of the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The non-GAAP information presented may not be comparable to similarly titled measures reported by other companies. The estimated tax effects associated with the above costs are based on the Company’s assessment of taxability and deductibility. In making this assessment, the Company evaluated each pre-tax item that it has identified as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were assumed to be either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

Net Income Per Common Share Reconciliations	Current Guidance		Previous Guidance
	Full Year 2016 (Estimated)	Second Quarter 2016 (Estimated)	Full Year 2016 (Estimated)	First Quarter 2016 (Estimated)

GAAP net income per common share	$6.72 - $6.82	$0.88 - $0.93	$6.05 - $6.25	$1.33 - $1.38
Estimated per common share impact of items identified as non-GAAP exclusions	$0.27	$(0.37)	$(0.25)	$(0.07)
Net income per common share excluding impact of items identified as non-GAAP exclusions	$6.45 - $6.55	$1.25 - $1.30	$6.30 - $6.50	$1.40 - $1.45

The GAAP net income per common share amounts presented in the above table are being provided solely to comply with applicable SEC rules and are not, and should not be construed to be, guidance for the Company’s 2016 fiscal year. The Company’s net income per common share, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of acquisition, restructuring, divestment or similar transactions or activities, the timing and strategy of restructuring and integration initiatives or other one-time events, if any, that the Company engages in or suffers during the period or any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans. Other than the Company’s announcement on May 19, 2016 that it has entered into a definitive agreement to form a joint venture in Mexico, in connection with which the Company would contribute its wholly owned subsidiary that operates and manages the Calvin Klein and Heritage Brands in Mexico to the new joint venture, the Company has no current understanding or agreement regarding any such transaction or definitive plans regarding any such activity that has not been announced or completed.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

2016 Estimated Revenue on a Constant Currency Basis Reconciliation	Full Year 2016 (Estimated) (Calvin Klein)	Full Year 2016 (Estimated) (Tommy Hilfiger)	Second Quarter 2016 (Estimated) (Consolidated)	Second Quarter 2016 (Estimated) (Calvin Klein)	Second Quarter 2016 (Estimated) (Tommy Hilfiger)

GAAP revenue increase	4%	4%	4%	11%	6%
Impact of foreign exchange	(1)%	(1)%	(1)%	(2)%	(1)%
Non-GAAP revenue increase on a constant currency basis	5%	5%	5%	13%	7%

Please refer to the section entitled “Reconciliations of 2016 Constant Currency Amounts” for a description of the presentation of constant currency amounts.

Reconciliation of GAAP Diluted Net Income Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis

(In millions, except per share data)

	Full Year 2015				Second Quarter 2015
	(Actual)				(Actual)
	Results Under GAAP	Adjustments	(1)	Non-GAAP Results	Results Under GAAP	Adjustments	(2)	Non-GAAP Results

Net income	$572.4	$(13.3)		$585.7	$102.2	$(12.5)		$114.7
Total weighted average shares	83.1			83.1	83.5			83.5

Diluted net income per common share	$6.89			$7.05	$1.22			$1.37

(1) Represents the impact on net income in the year ended January 31, 2016 from the elimination of (i) the costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the operation of and exit from the Izod retail business; (iii) the costs incurred principally in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iv) the costs incurred in connection with the licensing to G-III of the Tommy Hilfiger womenswear wholesale business in the U.S. and Canada; (v) the gain recorded on the equity investment in Kingdom Holding 1 B.V., the parent company of the Karl Lagerfeld brand (“Karl Lagerfeld”); (vi) the recognized actuarial gain on retirement plans; (vii) the tax effects associated with the foregoing items; and (viii) the tax benefits associated with non-recurring discrete items primarily related to the resolution of uncertain tax positions and the impact of enacted tax law and tax rate changes on deferred taxes.

(2) Represents the impact on net income in the quarter ended August 2, 2015 from the elimination of (i) the costs incurred in connection with the integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the operation of and exit from the Izod retail business; (iii) the costs incurred principally in connection with the discontinuation of several licensed product lines in the Heritage Brands dress furnishings business; (iv) the gain recorded on the equity investment in Karl Lagerfeld; (v) the tax effects associated with the foregoing items; and (vi) the tax benefits associated with non-recurring discrete items related to the resolution of uncertain tax positions.